Exhibit 3.23

VEDTEKTER

FOR

HELICOPTER SERVICES GROUP AS

(Endret 23.10.2008 – Endring § 5)

§ 1

Selskapets navn er Helicopter Services Group AS.

§ 2

Selskapets forretningskontor er i Sola. Generalforsamlinger kan holdes i Sola eller i Oslo etter styrets nærmere beslutning.

§ 3

Selskapets formål er å drive utleie og transportvirksomhet med helikoptre og fly, transport forøvrig, handel-og finansiering og forsikring, industri, drift av fast eiendom, og hva hermed står i forbindelse, samt å delta som aksjonær eller på annen måte i andre foretagender.

§ 4

Aksjekapitalen er på NOK 236.927.427,50 fordelt på 20.602.385 aksjer ordinære. Aksjenes pålydende er NOK 11,50.

§ 5

Selskapets ledes av et styre på 6-9 medlemmer med inntil 6 varamenn.

Selskapets firma tegnes av styreformann eller to styremedlemmer i fellesskap. Styret kan meddele prokura.

Overdragelse av aksjer i selskapet krever ikke samtykke fra styret. Overdragelse av aksjer i selskapet utløser ikke forkjøpsrett for øvrige aksjeeiere i selskapet.

§ 6.

Ordinær generalforsamling avholdes hvert år innen utgangen av oktober måned.

Det påligger den ordinære generalforsamling:

a)	å fastsette resultatregnskap og balanse

b)	å fastsette anvendelsen av årsoverskuddet eller dekning av underskuddet i henhold til den fastsatte balanse, og å beslutte eventuell utdeling av utbytte,

c)	behandle enhver annen sak som har vært anført i innkallelsen til generalforsamlingen eller som etter lov og vedtekter hører under generalforsamlingen.

§ 7

Innkalling til ordinær og ekstraordinær generalforsamling foretas senest 7 - syv - dager før generalforsamlingen.

******

ARTICLES OF ASSOCIATION

HELICOPTER SERVICES GROUP AS

(Last revision 23.10.2008

changes in para 5).

§ 1

The Company’s name is Helicopter Services Group AS.

§ 2

The Company’s registered office is at Sola. The General Assembly can be held in Oslo or Sola according to the Boards decision.

§ 3

The objectives of the Company are to provide leasing and transportation services with helicopters and airplanes, transportation in general, trade, finance and insurance, manufacturing, operation and property assets and related activities and to participate as shareholder or by other means in other business.

§ 4

The share capital of the Company is NOK 236.927.427,50 divided into 20.602.385 ordinary Helicopter Services Group shares each share totalling NOK 11,50.

§ 5

The board of the Company shall consist of between six and nine members, with up to six deputy members.

Power of signature for the Company is exercised by the chairman of the board or two directors jointly. The board may confer a power of procuration on any other person.

Transfer of shares in the company is not subject to the board of directors’ consent. Transfer of shares in the company does not trigger a preemption right for the other shareholders of the company.

§ 6

The Annual General Meeting is held annually, not later than the end of the month of October.

The Annual General Meeting shall consider the following matters:

a)	the approval of the income statement and balance sheet.

b)	the allocation of any annual profit or coverage of any loss in accordance with the adopted balance sheet together with the declaration of dividends.

c)	any other matters that have been included in the notice for the General meeting, or which according to Norwegian Law and these Articles of Association must be approved at General Meetings.

§ 7

Annual and Extraordinary General Meetings shall be convened at a minimum of 7 – seven days notice.